SECURITIES AND EXCHANGE COMMISSION

                Washington, D.C.  20549

                       FORM 8-K

                    CURRENT REPORT



          Pursuant to Section 13 or 15(d) of the
          Securities Exchange Act of 1934

          Date of Report (Date of earliest event
          reported):  September 30, 1997



              ARI NETWORK SERVICES, INC.
(Exact name of registrant as specified in its charter)


     Wisconsin            0-19608           39-1388360
  (State or other       (Commission        (IRS Employer
  jurisdiction of       File Number)       Identification
   incorporation)                               No.)


         330 E. Kilbourn Avenue
          Milwaukee, Wisconsin                 53202
(Address of principal executive offices)     (Zip Code)

Registrant's telephone number, including area code:
(414) 278-7676

Item 2.  Acquisition or Disposition of Assets

     On September 30, 1997, the Company acquired substantially all of the assets of Empart Technologies, Inc. ("Empart"), a Foster City, California based developer of software for electronic parts catalogs, and assumed approximately $400,000 of specified liabilities of Empart. These liabilities are expected to be paid by the cash flows generated from the acquired business. The assets consisted primarily of proprietary software and other intangible assets, receivables, customer contracts, computers and other office equipment. In connection with the acquisition, the Company issued 653,957 shares of Common Stock to Empart. The Common Stock is expected to be distributed to Empart's shareholders upon the liquidation of Empart. In addition, the Company retained Mr. Michael
Jarrett, Empart's president, who will serve in a senior sales and marketing capacity with ARI and several of Empart's technical staff, who will continue development of the Company's electronic parts catalog software applications.

Item 7.  Financial Statements and Exhibits

     (a)  Financial Statements of Business Acquired.

       It is impracticable to provide the required financial information at the time of the filing of this report. The required financial information will be filed by December 15, 1997.

     (b)  Pro Forma Financial Information.

       It is impracticable to provide the required pro forma financial information at the time of the filing of this report. The required pro forma financial information will be filed by December
       15, 1997.

     (c)  Exhibits

       2.1  Asset Purchase Agreement, dated September
            25, 1997, by and among the Company, Empart
            Technologies, Inc. and Michael S. Jarrett.

                      SIGNATURES

     Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  October 10, 1997        ARI NETWORK SERVICES, INC.



                                By: /s/  Mark L. Koczela
                                   --------------------------------
                                   Mark L. Koczela, Executive Vice President of
                                   Business Development and Administration

                       EXHIBITS

No.            Description

2.1 Asset Purchase Agreement, dated September 25, 1997, by and among the Company,
       Empart Technologies, Inc. and Michael S. Jarrett.